PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of May 28, 2021 (the “Effective Date”) by and between AEI NET LEASE INCOME & GROWTH FUND XX LIMITED PARTNERSHIP, a Minnesota limited partnership (“Seller”) and RALPH HOROWITZ, trustee of the Horowitz Family Trust u/t/d 12-1-86, as amended and restated in its entirety June 16, 1998 (“Buyer”). Seller desires to sell, and Buyer desires to purchase, all of Seller’s right, title and interest in the real property and improvements thereupon located at 1551 Carl D. Silver Pkwy, Fredericksburg, VA 22401, as more particularly described on Exhibit “A” attached hereto (the “Property”).

In consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto covenant and agree as follows:

  Property.  The property to be sold to Buyer in this transaction consists of an undivided 100% interest in the Property. Seller owns no interest in any personalty with respect to the Property.

  Lease.  The Property is being sold subject to an existing Lease of the Property dated January 12, 1999, as amended by that First Amendment to Lease Agreement dated May 12, 1999, and that Second Amendment to Lease Agreement dated September 28, 2018, by and between Seller, as lessor (pursuant to that certain Assignment and Assumption of Lease dated April 30, 2019 by and between Mach II MCB Silver Portfolio Owner One, LLC, a Delaware limited liability company, as assignor, and Seller, as assignee), and Bassett Direct NC, LLC, a Virginia limited liability company, as lessee (pursuant to that certain Assignment and Assumption of Leases dated November 28, 1999 by and between Bassett Direct Stores, Inc., a Virginia Corporation, as assignor, and Tenant, as assignee) (the “Tenant”) (collectively, the “Lease”). The Tenant’s obligations under the lease are guaranteed by Bassett Furniture Industries, Inc., a Virginia corporation, (the “Guarantor”) pursuant to that certain Guaranty of Lease dated January 12, 1999. The Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller, all right, title, and interest of Seller in and to all leases and other agreements to occupy all or any portion of the Property that are in effect on the Effective Date or which Seller executed prior to Closing (as hereinafter defined) pursuant to the terms of this Agreement.   As a condition precedent to Buyer’s obligation to Close the Escrow, the Tenant shall, prior to the Closing, have executed and delivered to Buyer a duly authorized estoppel certificate (on a form reasonably satisfactory to Buyer) confirming the terms of the Lease and the fact that it is in full force and effect and without any defaults thereunder (and Seller shall use its best efforts to promptly cause the Tenant to issue such a certificate dated not more than 30 days prior to the Closing).

  Purchase Price.  The Purchase Price for the Property is $3,100,000 (the “Purchase Price”). If all conditions precedent to Buyer’s obligations to purchase have been satisfied, Buyer shall deposit the Purchase Price with the Closing Agent (as defined below) on or before the Closing Date.

  Terms.  The Purchase Price will be paid by Buyer as follows:
    Within three (3) business days of the Effective Date of this Agreement, Buyer will deposit $100,000 (the “Earnest Money”) into an interest-bearing account with First American Title Insurance Company, 1125 17th Street, Denver, Colorado, 80202, Attn: Lisa Ray; phone number: (303) 876-1134; email: liray@firstam.com (the “Closing Agent” or “Title Company” or “Escrow Agent”). Upon expiration of the Review Period (as defined below), Earnest Money shall become non-refundable (unless otherwise provide herein). The Earnest Money shall be credited against the Purchase Price when and if escrow closes and the sale is completed.

Bassett – Fredericksburg, VA

  Buyer will deposit the balance of the Purchase Price into escrow in sufficient time to allow escrow to close on the Closing Date.

  Due Diligence.  Buyer will have until 5:00 p.m. (West Coast Time) on that date which is thirty (30) days after the Effective Date (such period commencing on the Effective Date and ending at such specified date and time being sometimes referred to herein as the “Review Period”) to conduct all of its inspections, tests, inquiries, reports and other due diligence investigations and satisfy itself regarding the Property and this transaction. Buyer agrees to indemnify and hold Seller harmless for any loss or damage to the Property or persons caused by Buyer or its agents arising out of such physical inspections of the Property (excluding, however, any loss resulting from the mere discovery of any pre-existing conditions), and this indemnity shall survive Closing or termination of this Agreement. Within three (3) business days of the Effective Date of this Agreement, Seller shall provide, to the extent such items are in its possession, the items listed on Exhibit “B” (“Seller’s Materials”).

  Buyer may disapprove its due diligence investigations and cancel this Agreement before the expiration of the Review Period for any reason (or no reason at all) in its sole and absolute discretion by delivering a cancellation notice to Seller (which  notice may be given solely by email to Kyle Hagen and Stacee Windle at the respective email addresses set forth herein), and if Buyer so chooses to disapprove the acquisition of the Property prior to the expiration of the Review Period, then this Agreement shall terminate, Escrow Agent shall immediately return the Earnest Money deposit (less any escrow cancellation charges) without the need for any corroborating authorization or instruction from Seller, and the parties shall have no further obligations to each other except for such provisions that specifically survive the termination of this Agreement.  If this Agreement is not cancelled as set forth above prior to the expiration of the Review Period, the Earnest Money shall be non-refundable unless Seller shall default hereunder, or in the event of a casualty or condemnation, or unless this Agreement otherwise calls for the return of the Earnest Money to Buyer.

  Subject to the cure period provided in Section 18 below, if Buyer defaults in its obligation to close this transaction without fault of Seller, Buyer will be irrevocably deemed in default of this Agreement. Upon such irrevocable default by Buyer, Seller shall retain the Earnest Money as its sole and exclusive remedy and declare this Agreement null and void, in which event Buyer will be deemed to have cancelled this Agreement and relinquish all rights in and to the Property.

  Closing Date.  Escrow shall close (the “Closing”) on or before thirty (30) days following the expiration of the Review Period (the “Closing Date”), unless the parties mutually agree otherwise.

  Escrow.  Escrow shall be opened upon execution of this Agreement by both parties. A copy of this Agreement will be delivered to the Title Company and will serve as escrow instructions together with the Title Company’s standard instructions, any additional instructions required by Seller and/or Buyer or their respective counsels, and any additional instructions required by the Title Company to clarify its rights and duties. The parties agree to sign these additional instructions provided the same are reasonable and consistent with the terms of this Agreement. If there is any conflict between these other instructions and this Agreement, this Agreement shall control.

  Title.  Buyer, at its sole expense, within three (3) business days of the Effective Date, shall order an updated title insurance commitment, along with underlying documents to include any easement or declarations/CAM affecting the Property, for an Owner’s Title Insurance Policy (collectively, the “Title Commitment”). Closing will be conditioned on the agreement of the Title Company to issue an Owner’s Title Insurance Policy, dated as of the Closing Date, in an amount equal to the Purchase Price, insuring that Buyer will own insurable fee simple title to the Property subject only to: the Title

  Company’s standard exceptions; current real property taxes and assessments; survey exceptions; the rights of parties in possession pursuant to the Lease; and the Permitted Title Exceptions, as defined herein. Buyer shall, at its sole expense, order and obtain an updated survey of the Property (should it desire to obtain an extend coverage owner’s policy). Buyer hereby acknowledges that if Buyer desires to remove the survey exception from the Title Commitment, it shall be Buyer’s responsibility to obtain such updated survey; provided, however, that Seller shall sign a “no change” or equivalent affidavit (qualified to Seller’s knowledge) for the benefit of the Title Company with respect to the existing survey of the real property.

  Buyer shall be allowed until the expiration of the Review Period for examination and the making of any title objections thereto (the “Title Objections”), said Title Objections to be made in writing or deemed waived (such written notice of Buyer’s Title Objections to be hereinafter referred to as the “Notice of Objections”). Except as set forth below, any title exception disclosed by the Title Commitment or Buyer’s survey and not listed in such Notice of Objections shall be deemed a “Permitted Title Exception” under this Agreement.

  Seller shall then have five (5) business days after receipt of such Title Objections to make such arrangements or take such steps to satisfy Buyer’s objection(s) (“Title Cure Period”).  If (i) Seller is either unable or unwilling to remove or correct such objection(s) within the Title Cure Period, or does not timely respond to Buyer’s Disapproval Notice (which silence shall be deemed to be Seller’s election to not remove or correct any such objections) and (ii) Buyer does not waive, in writing, its disapproval, then this Agreement shall terminate, the Earnest Money (less any escrow cancellation charges) shall be returned to Buyer, and the parties shall have no further obligations to each other except for such provisions that specifically survive the termination of this Agreement. If Buyer waives such disapproval in writing, then such previously disapproved title exception(s) shall become Permitted Title Exception(s) hereunder.

  Any mortgage, security deed, lien, lis pendens, judgment, or other claim in a liquidated amount which constitutes an exception to the title to the Property shall not in any event be a Permitted Title Exception hereunder, but such claim shall be paid or satisfied out of the sums payable by Buyer at Closing, and the proceeds of sale payable to Seller shall be reduced accordingly.

  At any time after the Effective Date of this Agreement and prior to Closing, Buyer shall have the right to notify Seller of any additional title exception which first appears of record after the effective date of the Title Commitment, or otherwise becomes known to Buyer. Buyer shall be allowed three (3) business days after notice of such additional title exception for examination and the making of any new Title Objections thereto by written notice to Seller (“Notice of New Objections”). Except as set forth herein, any title exception disclosed to Buyer and not listed in such Notice of New Objections shall be deemed a Permitted Title Exception. If Seller shall fail to cure (or commence to cure) or eliminate all the new Title Objections listed in the Notice of New Objections within ten (10) business days after receipt of the Notice of New Objections (the “Second Title Cure Period”), then Buyer may elect either to: (a) accept the Property subject to the new title exception(s) not cured (in which case such new title exception(s) shall become a Permitted Title Exception(s) hereunder), or (b) terminate this Agreement in which case the Earnest Money (less any escrow cancellation charges) shall be returned to Buyer, and the parties shall have no further obligations to each other except for such provisions that specifically survive the termination of this Agreement.

  Closing Costs.  Seller shall pay the Grantor (state and local) transfer taxes, and all brokerage commissions to G&E Real Estate, Inc., a Delaware corporation, doing business as Newmark per separate agreement. Except as set forth above, both parties represent to the other that they have not been represented by a broker, and agree to hold the other harmless from any claim of brokerage commission by, through, or as a result of representation of the other party.

  Seller shall pay the Standard Owner’s Title Insurance Policy premium and any search and exam fees (and Buyer shall pay the additional cost of any endorsements or extended coverage as Buyer may require). Buyer shall pay any and all recording fees and the Grantee (state and local) taxes. Buyer will pay the cost of updating any due diligence provided by Seller, including the cost of an updated survey to be ordered by Buyer as set forth in Section 8 above. Buyer and Seller will split all escrow and closing fees equally. Each party will pay its own attorney’s fees and costs to document and close this transaction.

  Real Estate Taxes, Special Assessments and Prorations.  The responsibility for all real property taxes for the current tax period and all expenses (including but not limited to common area maintenance expenses and fees), if any, that are the responsibility of Seller, shall be prorated between Buyer and Seller as of the Closing Date. Notwithstanding the foregoing to the contrary, property expenses paid or reimbursed by the Tenant when and as due (including utilities and real estate taxes, if applicable) shall not be prorated.  Any insurance carried by Seller shall be terminated as of the Closing and Tenant shall be responsible for obtaining its own insurance, as required by the Lease.

  All income and all operating expenses from the Property, if any, shall be prorated between the parties and adjusted by them as of the Closing Date. Seller shall be entitled to all income earned, and shall be responsible for all expenses incurred, prior to the Closing Date. Buyer shall be entitled to all income earned, and shall be responsible for all operating expenses of the Property incurred, on and after the Closing Date.

  Seller’s Representations and Agreements.
    Seller represents and warrants as of this date that:
    Provided that Buyer performs its obligations as required, from and after the Effective Date, Seller agrees that it will not enter into any new contracts that would materially affect the Property and be binding on Seller after the Closing Date without Buyer’s prior consent, which will not be unreasonably withheld or delayed.
    Except for the existing Lease with the existing Tenant, Seller is not aware of any leases of the Property.
    Seller has not received notice of any pending litigation or condemnation proceedings against the Property or Seller’s interest in the Property.
    Except as previously disclosed to Buyer and as permitted in paragraph (b) below, Seller is not aware of any contracts Seller has executed that would be binding on Buyer after the Closing Date.

  Disclosures.
    As of the Effective Date hereof, Seller has not received any notice of any material, physical, or mechanical defects of the Property, including without limitation, the plumbing, heating, air conditioning, and ventilating, electrical system. To the best of Seller’s knowledge without inquiry, all such items are in good operating condition and repair and in compliance with all applicable governmental, zoning, and land use laws, ordinances, regulations and requirements.

  If Seller shall receive any such notice to the contrary prior to the Closing Date, Seller will inform Buyer prior to the Closing Date, and Buyer may terminate this Agreement within ten (10) days after receipt of Seller’s notice and the Earnest Money will be returned. If Buyer does not inform Seller of its intent to terminate this Agreement, the Buyer shall have waived its right to terminate the contract under this provision.

  As of the Effective Date hereof, Seller has not received any notice that the use and operation of the Property is not in full compliance with applicable building codes, safety, fire, zoning, and land use laws, and other applicable local, state and federal laws, ordinances, regulations and requirements. If Seller shall receive any such notice to the contrary prior to the Closing Date, Seller will inform Buyer prior to the Closing Date, and Buyer may terminate this Agreement within ten (10) days after receipt of Seller’s notice and the Earnest Money will be returned. If Buyer does not inform Seller of its intent to terminate this Agreement, the Buyer shall have waived its right to terminate the contract under this provision.

  As of the Effective Date hereof, Seller has not received any notice that the Property is in violation of any federal, state or local law, ordinance, or regulations relating to industrial hygiene or the environmental conditions on, under, or about the Property, including, but not limited to, soil, and groundwater conditions, nor does Seller have actual knowledge of any such condition. To the best of Seller’s knowledge, there is no proceeding or inquiry by any governmental authority with respect to the presence of Hazardous Materials on the Property or the migration of Hazardous Materials from or to other property, nor does Seller have actual knowledge of any such condition. Buyer agrees that Seller will have no liability of any type to Buyer or Buyer’s successors, assigns, or affiliates in connection with any Hazardous Materials on or in connection with the Property either before or after the Closing Date, except such Hazardous Materials on or in connection with the Property arising out of Seller’s gross negligence or intentional misconduct. If Seller shall receive any such notice to the contrary prior to the Closing Date, or becomes aware of any such condition, Seller will inform Buyer prior to the Closing Date, and Buyer may terminate this Agreement within ten (10) days after receipt of Seller’s notice and the Earnest Money will be returned. If Buyer does not inform Seller of its intent to terminate this Agreement, the Buyer shall have waived its right to terminate the contract under this provision.

  Buyer agrees that it is purchasing the Property in its present condition, “as is, where is,” and Seller has no obligations to construct or repair any improvements thereon or to perform any other act regarding the Property, except as expressly provided herein.

  Buyer acknowledges that, having been given the opportunity to inspect the Property, Buyer is relying solely on its own investigation of the Property and not on any representations or information provided by Seller or to be provided by Seller, except as set forth herein. Buyer further acknowledges that the information provided, or to be provided, by Seller with respect to the Property was obtained from a variety of sources and Seller has not (a) made independent investigation or verification of such information, and (b) makes no representations as to the accuracy or completeness of such information, except as herein set forth. The sale of the Property as provided for herein is made on an “as-is, where-is” basis and Buyer expressly acknowledges that, in consideration of the agreements of Seller herein, except as otherwise specified herein, Seller makes no warranty or representation, express or implied, or arising by operation of law, including, but not limited to, any warranty of condition, habitability, suitability for lease, suitability for commercial purposes, merchantability, or fitness for a particular purpose, in respect of the Property. Seller makes no representations of any sort that ownership of the Property will result in a profit to any Buyer.

  Buyer acknowledges that Seller cannot, and does not, make any representation as to (a) the success, or lack thereof, of the Property or continuation of the Lease post-Closing, or (b) the appropriateness of purchasing the Property for the Buyer’s individual tax or financial situation or tax or financial objectives. Buyer acknowledges that he or she is relying solely upon his or her own examination of the Property and all facts surrounding the purchase of the Property including the merits and risks involved therein.

The Parties agree that the provisions of this Section 12, subsections (a) through (f), shall survive the Closing Date for a period of six (6) months.

  Closing.
    Before the Closing Date, Seller will deposit into escrow an executed special or limited warranty deed warranting title against lawful claims by, through, or under a conveyance from Seller, but not further or otherwise, conveying insurable title of the Property to Buyer, subject to the permitted exceptions provided herein.
    On or before the Closing Date, Buyer will deposit into escrow the balance of the Purchase Price when required hereunder and any additional funds required of Buyer (pursuant to this Agreement or any other agreement executed by Buyer) to close escrow. Both parties will deliver to the Title Company any other documents reasonably required by the Title Company to close escrow.
    On or before the Closing Date, Seller and Buyer will deliver or cause to be delivered to Escrow Agent an Assignment and Assumption of Lease, duly executed and acknowledged by Seller and Buyer, assigning all of Seller’s interest in, to, and under the Lease to Buyer.
    On or before the Closing Date, Seller will deposit into escrow a notice to Tenant of the sale of the Property to Buyer and of the Assignment and Assumption of Lease, such notice to be delivered by the Title Company to Tenant upon Closing.
    On the Closing Date, if escrow is ready to close, the Title Company will: record the deed in the official records of the county where the Property is located; cause the Title Company to commit to issue the title policy; immediately deliver to Seller the portion of the Purchase Price deposited into escrow by cashier’s check or wire transfer (less debits and prorations, if any); deliver to Seller and Buyer a signed counterpart of the Title Company’s certified combined Closing statement showing all charges to all parties and take all other actions necessary to close escrow.

  Defaults.
    IN THE EVENT THE SALE OF THE PROPERTY AS CONTEMPLATED HEREUNDER IS NOT CONSUMMATED BY REASON OF A DEFAULT OF BUYER UNDER THIS AGREEMENT, THE EARNEST MONEY (INCLUDING ALL INTEREST EARNED FROM THE INVESTMENT THEREOF) SHALL BE PAID TO AND RETAINED BY SELLER AS LIQUIDATED DAMAGES, AS SELLER’S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT, AT LAW OR IN EQUITY AS A RESULT OF SUCH DEFAULT. THE

  PARTIES ACKNOWLEDGE THAT SELLER’S ACTUAL DAMAGES IN THE EVENT THAT THE SALE IS NOT CONSUMMATED WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY HAS BEEN AGREED UPON AFTER NEGOTIATION AS THE PARTIES’ REASONABLE ESTIMATE OF SELLER’S DAMAGES AND AS SELLER’S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT, AT LAW OR IN EQUITY AGAINST BUYER IN THE EVENT THE CLOSING DOES NOT OCCUR BY REASON OF BUYER’S DEFAULT. BUYER AND SELLER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTOOD THE ABOVE PROVISIONS COVERING LIQUIDATED DAMAGES, AND THAT EACH PARTY WAS REPRESENTED BY COUNSEL OR HAD THE OPPORTUNITY TO SEEK COUNSEL TO UNDERSTAND THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION AT THE TIME THIS AGREEMENT WAS EXECUTED.

  If Seller is in breach or default of this Agreement or fails to close the transaction for purchase of the Property when required by this Agreement, and if any such breach or default is not cured by Seller within the time period provided in Section 18 below, then in such event Buyer, as its sole and exclusive remedy hereunder, may elect to either: (A) terminate this Agreement and recover the Earnest Money and its actual paid third party due diligence expenses not to exceed $10,000.00; or (B) enforce Seller’s obligation to convey the Property through an action for specific performance.

  Buyer’s Representations and Warranties.
    Buyer represents and warrants to Seller as follows:
      In addition to the acts and deeds recited herein and contemplated to be performed, executed, and delivered by Buyer, Buyer shall perform, execute and deliver or cause to be performed, executed, and delivered at the closing or after the Closing Date, any and all further acts, deeds and assurances as Seller or the Title Company may require and be reasonable in order to consummate the transactions contemplated herein.
      Buyer has all requisite power and authority to consummate the transaction contemplated by this Agreement and has by proper proceedings duly authorized the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby.
      To Buyer’s knowledge, neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will violate or be in conflict with (a) any applicable provisions of law, (b) any order of any court or other agency of government having jurisdiction hereof, or (c) any agreement or instrument to which Buyer is a party or by which Buyer is bound.

  Damages, Destruction and Eminent Domain.

  If, prior to the Closing Date, the Property or any part thereof be destroyed or further damaged by fire, the elements, or any cause, due to events occurring subsequent to the date of this Agreement to the extent that the cost of repair exceeds $10,000.00 or the Tenant has the right to terminate the Lease, this Agreement shall become null and void, at Buyer’s option exercised, if at all, by written notice to Seller within ten (10) days after Buyer has received written notice from Seller of said destruction or damage. Seller, however, shall have the right to adjust or settle any insured loss until (i) all contingencies set forth in Paragraph 5 hereof have been satisfied, or waived; and (ii) any ten-day period provided for above in this Subparagraph 16a for Buyer to elect to terminate this Agreement has expired or Buyer has, by written notice to Seller, waived Buyer’s right to terminate this Agreement. If Buyer elects to proceed and to consummate the purchase despite said damage or destruction, there shall be credited against the Purchase Price the amount of Seller’s insurance deductible, and all proceeds of insurance payable to Seller by reason of such damage shall be assigned to Buyer through the Escrow at the Closing.

  If the cost of repair is less than $10,000.00 and Tenant has no right to terminate the Lease, Seller shall credit Buyer for the cost of the repairs. Buyer shall then be obligated to otherwise perform hereunder.

  If, prior to the Closing Date, the Property, or any part thereof, is taken by eminent domain, this Agreement shall become null and void at Buyer’s option. If Buyer elects to proceed to consummate the purchase despite said taking, there shall be no reduction in, or abatement of, the Purchase Price, and Seller shall assign to Buyer the Seller’s right, title, and interest in and to any award made, or to be made, in the condemnation proceeding pro-rata in relation to the Property, subject to rights of any Tenant of the Property.

  In the event that this Agreement is terminated by Buyer pursuant to this Agreement, the Earnest Money shall be immediately returned to Buyer after execution by Buyer of such documents reasonably requested by Seller to evidence the termination hereof.

  1031 Exchange.  Buyer and Seller agree to cooperate with each other in accomplishing a taxdeferred exchange for either party under Section 1031 of the Internal Revenue Code, which shall include the signing of reasonably necessary exchange documents; provided, however, that (i) neither party shall incur any additional liability or financial obligations as a consequence of such exchange, (ii) such exchange shall not delay the Closing Date, and (iii) neither party shall be required to take title to any property as part of an exchange other than Buyer receiving title to the subject property herein.  This Agreement is not subject to or contingent upon either party’s ability to effectuate a deferred exchange.  In the event any exchange contemplated by either party should fail to occur, for whatever reason, the sale of the subject property shall nonetheless be consummated as provided herein.  Buyer acknowledges that Seller has made no representations, warranties, or agreements to Buyer or Buyer’s agents that the transaction contemplated by this Agreement will qualify for such tax treatment, nor has there been any reliance thereon by Buyer respecting the legal or tax implications of the transaction contemplated hereby. Buyer further represents that it has sought and obtained such third-party advice and counsel as it deems necessary regarding the tax implications of this transaction.

  Cancellation and Cure Period.  If any party elects to cancel this Agreement because of any breach by another party or because escrow fails to close by the agreed date, the party electing to cancel shall deliver to Escrow Agent, a notice containing the address of the party in breach and stating that this Agreement shall be cancelled unless the breach is cured within ten (10) business days following the delivery of the notice to the breaching party. Within three (3) days after receipt of such notice, the Escrow Agent shall send it by a nationally recognized courier service guaranteeing overnight delivery to the party in breach at the address contained in the Notice and no further notice shall be required. If the breach is not cured within ten (10) business days following the delivery of the notice to the breaching party, this Agreement shall be cancelled.

  Counterparts.  This Agreement may be executed and delivered in any number of counterparts, each of which, when so executed and delivered, shall be deemed to be an original, and all of which shall constitute one and the same instrument. Any person may rely upon a photocopy, facsimile, or electronically transmitted signature to this Agreement.

  Binding Agreement.  When executed by both parties, this Agreement will be a binding agreement for valid and sufficient consideration which will bind and benefit Buyer, Seller, and their respective successors and assigns.

  Choice of Law.  This Agreement shall be governed by, and construed in accordance with the laws of the state in which the Property is located.

  Notices.  All notices from either of the parties hereto to the other shall be in writing and shall be considered to have been duly given or served if sent by first class certified mail, or by a nationally recognized courier service guaranteeing overnight delivery to the party at his or its address set forth below, or by email to the respective email address set forth below, or to such other address as such party may hereafter designate by written notice to the other party. Refusal, rejection, or return of any notice otherwise properly delivered as set forth herein shall be deemed to constitute delivery of such notice.  Notice given in accordance herewith shall be deemed effectively given upon delivery to the address of the addressee.

  If to Seller:

  AEI Net Lease Income & Growth Fund XX LP
  1300 Wells Fargo Place
  30 East Seventh Street
  St. Paul, MN 55101
  Attn: Kyle Hagen
  Email: khagen@aeifunds.com

  With a copy to:

  AEI Net Lease Income & Growth Fund XX LP
  1300 Wells Fargo Place
  30 East Seventh Street
  St. Paul, MN 55101
  Attn: Stacee Windle
  Email: swindle@aeifunds.com

  If to Buyer:

  c/o The Horowitz Group

  11911 San Vicente Blvd, Suite 310

  Los Angeles, CA 90049

  Attn: Ralph Horowitz

  Email: shaghan@aol.com

  With a copy to:

  c/o The Horowitz Group

  11911 San Vicente Blvd, Suite 310

  Los Angeles, CA 90049

  Attn: Timothy M. Ison

  Email: timison@verizon.net

  Miscellaneous.
    This Agreement may be amended only by written agreement signed by both Seller and Buyer, and all waivers must be in writing and signed by the waiving party. Time is of the essence. This Agreement will not be construed for or against a party whether or not that party has drafted this Agreement. If there is any action or proceeding between the parties relating to this Agreement the prevailing party will be entitled to recover attorney’s fees and costs. This is an integrated agreement containing all agreements of the parties about the Property and the other matters described and it supersedes any other agreements or understandings. Exhibits attached to this Agreement are incorporated into this Agreement.

  If this escrow has not closed by the Closing Date through no fault of Seller, but subject to the cure provisions of Section 18 above, Seller may, at its election, extend the Closing Date or exercise any remedy available to it by law, including terminating this Agreement.

  Funds to be deposited or paid by Buyer must be good and clear funds in the form of cash, cashier’s checks or wire transfers, subject to the Title Company’s requirements.

  Buyer shall have the right to assign this Contract at Closing to (i) a 1031 exchange accommodator, and (ii) any entity or entities affiliated with or related to Buyer without the consent of Seller (provided that Buyer shall notify Seller at least two (2) days prior to Closing to allow the parties to modify the Closing documentation accordingly).  Other than the foregoing, Buyer shall not be entitled to assign any of its right, title, and interest herein without Seller’s prior consent. Any assignee shall expressly assume all of Buyer’s duties, obligations, and liabilities hereunder, and Buyer shall not be released from any of its obligations hereunder.

  Whenever the last day for the exercise of any right or the discharge of any obligation under this Contract shall fall upon a Saturday, Sunday, or any public or legal holiday, the party having such right or obligation shall have until 5:00 p.m. (West Coast Time) on the next succeeding regular business day to exercise such right or discharge such obligation.  Time is of the essence of this Contract.

  The invalidity or unenforceability of any provision hereof shall not affect or impair any other provisions hereof.

  All of the provisions of this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Parties hereto.

  No failure to strictly enforce any provision hereof shall be deemed to be a waiver of any other provision hereof or of any subsequent breach by the other party of the same or any other provision.

  This Agreement may be executed in one or more counterparts by the Parties hereto.  All counterparts shall be construed together and shall constitute one agreement.  Each counterpart shall be deemed an original hereof notwithstanding less than all of the Parties may have executed it.  All facsimile and emailed executions shall be treated as originals for all purposes.

  All Parties agree to sign any and all further documents reasonably necessary to implement the terms hereof.

[SIGNATURES PAGES FOLLOW]

IN WITNESS WHEREOF, the Seller and Buyer have executed this Agreement to be effective as of the Effective Date.

SELLER:

AEI NET LEASE INCOME & GROWTH FUND XX LIMITED PARTNERSHIP,
a Minnesota limited partnership

By:
AEI Fund Management XX, Inc.,
a Minnesota corporation
its Corporate General Partner

By: /s/ Marni Nygard
Name: Marni Nygard
Title: President
Date: May 28, 2021

BUYER:

By: /s/ Ralph Horowitz
RALPH HOROWITZ, trustee of the Horowitz
Family Trust u/t/d 12-1-86, as amended
and restated in its entirety June 16, 1998,

Date: May 27, 2021

Exhibit A

Real property in the City of Fredericksburg, State of Virginia, described as follows:
PARCEL 1:

ALL THAT CERTAIN LOT,PIECE OR PARCEL OF LAND, SITUATE, LYING AND BEING N THE CITY OF FREDERICKSBURG, VIRGINIA,CONTAIN NG 2.361 ACRES, MORE OR LESS, AS SHOWN ON PLAT
ENillLED "PLAT OF SUBDIV SION BASSETT FURNITURE PAD SITE 2.361 ACRES" MADE BY REID, BAGBY AND CALDWELL,P.C., CIVIL ENG NEERS AND LAND SURVEYORS, DATED SEPTEMBER 1, 1999, AND RECORDED N THE CLERK'S OFFICE OF THE CIRCUIT COURT OF FREDERICKSBURG, VIRG NIA, N PLAT BOOK 11,AT PAGES 18 -19.

PARCEL 2:

TOGETHER WITH THE BENEF CIAL EASEMENTS CONTAINED N DEED BOOK 290, PAGE 742,AND AS AMENDED BY FIRST AMENDMENT TO OPERATION AND EASEMENT AGREEMENT RECORDEDIN DEED BOOK 304 AT PAGE 850.

PARCEL 3:

TOGETHER WITH A NON-EXCLUSIVE EASEMENT N COMMON WITH OTHERS FOR PEDESTRIAN AND VEHICULAR NGRESS AND EGRESS ACROSS AND UPON THE AREA SHOWN AND DES GNATED AS
"34' NGRESS/EGRESS AND UTILITY ESMT." ON THAT CERTAIN PLAT PREPARED BY GREENHORNES
& O'MARA, NC. DATED MAY 9, 1996,CERTIFIED AS OF MAY 13, 1996, ENTITLED "PLAT SHOWING INGRESS-EGRESS AND UTILITY EASEMENTS ACROSS THE PROPERTY OF CARL D. SILVER AT

CENTER PARK, CITY OF FREDERICKSBURG, VA.", A COPY OF WHICH PLATIS RECORDED WITH    THAT CERTAIN DECLARATION OF EASEMENT DATED JUNE 24,1996, ANDIS RECORDEDIN PLAT     BOOK 8, PAGE 71, N THE CLERK'S OFF CE OF THE C RCUIT COURT,FREDERICKSBURG, VIRGINIA.

Exhibit B

(Seller’s Materials)

The following Seller’s Materials will be provided by Seller, to the extent such items exist in Seller’s possession:

  A copy of Seller’s existing Owner’s Title Policy for the Property, with copies of its underlying documents;

  A copy of Seller’s existing as-built ALTA survey of the Property;

  A complete copy of the Lease, and any amendments thereto, including but not limited to guaranties, amendments, assignments of lease and/or letter agreements, commencement agreements, memorandum of leases, and project acceptance letter;

  A copy of Seller’s existing Phase I Environmental Site Assessment report;

  A copy of the Tenant’s existing insurance certificate(s) for the Property;

  A copy of the Certificate of Occupancy from the governing municipality;

  Copies of the existing final building plans and specifications for the improvements;

  A copy of the most recent real estate tax statement for the Property; and

  Income and expense statements for the full calendar years 2018 through 2020, and the calendar year 2021 to date.